Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-226383

$400,000,000

2.25% First and Refunding Mortgage Bonds,

Series 2020B, Due 2030

SUMMARY OF TERMS

Security:	2.25% First and Refunding Mortgage Bonds, Series 2020B, Due 2030

Issuer:	Southern California Edison Company

Principal Amount:	$400,000,000

Expected Ratings of Securities*:	A3 / A- / BBB+ (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Trade Date:	March 4, 2020

Settlement Date**:	March 9, 2020 (T + 3)

Maturity:	June 1, 2030

Benchmark US Treasury:	1.50% due February 15, 2030

Benchmark US Treasury Price:	104-20

Benchmark US Treasury Yield:	1.010%

Spread to Benchmark US Treasury:	T + 125 bps

Reoffer Yield:	2.26%

Coupon:	2.25%

Coupon Payment Dates:	June 1 and December 1

First Coupon Payment Date:	December 1, 2020

Public Offering Price:	99.905%

Optional Redemption:

Callable at any time prior to March 1, 2030, in whole or in part, at a “make whole” premium of 20 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after to March 1, 2030, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400GU1 / US842006GU17

Joint Book-running Managers:

Barclays Capital Inc. (“Barclays”)

BofA Securities, Inc. (“BofA”)

Citigroup Global Markets Inc. (“Citigroup”)

Mizuho Securities USA LLC (“Mizuho”)

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Co-managers:	Academy Securities, Inc. Apto Partners, LLC Cabrera Capital Markets LLC CastleOak Securities, L.P. C.L. King & Associates, Inc. Drexel Hamilton, LLC Loop Capital Markets LLC R. Seelaus & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2020B Bonds on the Trade Date will be required, by virtue of the fact that the Series 2020B Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Barclays, BofA, Citigroup or Mizuho can arrange to send you the prospectus if you request it by calling Barclays at 1-888-603-5847, BofA at 1-800-294-1322, Citigroup at 1-800-831-9146 or Mizuho at 866-271-7403.

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